Exhibit 5.1

May 28, 2008

 China TransInfo Technology Corp.
07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086

RE:	Registration Statement on Form S-8 (the “Registration Statement”) of China TransInfo Technology Corp.

Ladies and Gentlemen:

We have acted as counsel to China TransInfo Technology Corp., a Nevada corporation (the “Company”), relating to a registration statement on Form S-8 covering 260,000 shares of the Company’s common stock (the “Shares”), which are issuable upon exercise of options granted by the Company pursuant to the following stock option agreements (the “Stock Option Agreements”):

(i) A stock option agreement, dated May 1, 2008, between the Company and Jay Trien, granting Jay Trien an option to purchase up to 30,000 shares of the Company’s common stock;

(ii) A stock option agreement, dated May 1, 2008, between the Company and Zhongsu Chen, granting Zhongsu Chen an option to purchase up to 30,000 shares of the Company’s common stock; and

(iii) A stock option agreement, dated January 7, 2008, between the Company and Zhihai Mao, granting Zhihai Mao an option to purchase up to 200,000 shares of the Company’s common stock.

In connection with this opinion, we have examined the Registration Statement, the Stock Option Agreements and the Company’s Articles of Incorporation and By-laws (each as amended to date), copies of the records of corporate proceedings of the Company, and such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed, and express no opinion as to, the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures , that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Company and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed. As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Company. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

Our opinion expressed above is limited to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the General Corporation Law of the State of Nevada and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms specified in the Stock Option Agreements and the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is rendered solely for your benefit and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without our prior written approval.

This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

THELEN REID BROWN RAYSMAN & STEINER LLP